Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Sr. Director, Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2011 First Quarter

Strong Growth and Profitability, Acquisitions Integration Tracking to Plan

Fremont, Calif., - March 24, 2011 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal first quarter ended February 28, 2011.

	Q1 FY11	Q1 FY10	Net Change
Revenue ($M)	$2,501	$1,936	29.2%
Operating income ($M)(1)	$50.9	$39.0	30.5%
Operating income margin	2.03%	2.01%
Income from continuing operations, net of tax ($M)	$29.7	$23.2	27.8%
EPS(2)	$0.80	$0.66	21.8%

1.	Income from continuing operations before non-operating items, income taxes and noncontrolling interest includes $729 thousand for direct acquisition and integration expenses in the fiscal 2011 first quarter.
2.	Diluted earnings per share from continuing operations includes direct acquisition and integration expenses of $474 thousand, net of tax in the fiscal 2011 first quarter.

“We are pleased with our strong performance in the fiscal first quarter, particularly considering our results included acquisition and integration expenses,” stated Kevin Murai, President and Chief Executive Officer. “Our recent acquisitions are tracking to plan and we expect the integrations and the related charges to be completed by mid-year with increasing improvements to margins late in the year.”

“After the earthquake and tsunami in Japan, we are very pleased to report that all of our employees are safe and unharmed,” Mr. Murai continued. “SYNNEX Infotec suffered nominal inventory and facility damage, and we expect that the demand environment in Japan will be somewhat affected in the coming months. We believe that demand will remain solid in our base distribution and GBS business segments and we will continue to outperform the market.”

Business Segment Highlights:

•

Distribution: Revenue from continuing operations was $2.47 billion, an increase of 28.9% over the prior fiscal year quarter. The acquisition of Infotec in Japan added $301 million, and sales growth remained strong in both the U.S. and Canada. Distribution income from continuing operations before non-operating items, income taxes and noncontrolling interest was $47.2 million, or 1.91% of distribution revenue compared with $36.0 million, or 1.88% in the prior fiscal year quarter. Fiscal Q1 2011 included $287 thousand of direct acquisition and integration expenses.

•

Global Business Services (GBS): GBS revenue from continuing operations was $39.2 million, an increase of 50.5% over the prior fiscal year quarter. In the fiscal first quarter, the revenue contribution from acquisitions was $10.8 million. GBS income from continuing operations before non-operating items, income taxes and noncontrolling interest was $3.6 million, or 9.26% of GBS revenues compared with $3.0 million, or 11.35% in the prior fiscal year quarter. Fiscal Q1 2011 included $442 thousand in direct acquisition and integration expenses.

Additional Financial Highlights

•	The trailing fiscal four quarters ROIC was 10.2% for the fiscal first quarter of 2011, up from 9.1% in the prior year fiscal first quarter.

•	The cash conversion cycle was 44 days.

•	The debt to capitalization ratio was 33%.

•	Depreciation and amortization were $4.0 million and $2.0 million, respectively.

Fiscal 2011 Second Quarter Outlook:

The following statements are based on the Company’s current expectations for the second quarter of fiscal 2011. These forecasts include the Company’s current estimate of the impact from the recent earthquake and subsequent effects to Japan operations. This assessment remains on-going as the situation in Japan continues to evolve. These statements are forward-looking and actual results may differ materially.

•	Revenue is expected to be in the range of $2.44 billion to $2.56 billion.

•	Net income, before direct anticipated acquisition and integration expenses, is expected to be in the range of $28.6 million to $29.9 million.

•	Diluted earnings per share, before direct anticipated acquisition and integration expenses, are expected to be in the range of $0.77 to $0.81.

•	The calculation of diluted earnings per share for the second quarter of fiscal 2011 is based on a diluted weighted-average common share count of approximately 37.1 million.

•	During the second quarter of fiscal 2011, pre-tax direct acquisition and integration expenses are expected to total $0.8 million to $1.8 million.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 48273184. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until April 8, 2011.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our performance, anticipated benefits and integration of our recent acquisitions, anticipated impact of the events in Japan, anticipated demand, and our revenue, net income, integration and restructuring charges, and diluted earnings per share for the second quarter of fiscal 2011, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; decrease in demand as a result of the events in Japan; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our business process outsourcing and contract assembly business; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2010 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2011 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended February 28, 2011	Three Months Ended February 28, 2010
Revenue	$2,500,934	$1,936,038

Cost of revenue	(2,357,138)	(1,826,877)

Gross profit	143,796	109,161

Selling, general and administrative expenses	(92,214)	(70,208)
Acquisition and integration expenses	(729)	—

Income from continuing operations before non-operating items, income taxes and noncontrolling interest	50,853	38,953

Interest expense and finance charges, net	(6,169)	(3,809)
Other income, net	965	1,163

Income from continuing operations before income taxes and noncontrolling interest	45,649	36,307
Provision for income taxes	(15,978)	(13,067)

Income from continuing operations before noncontrolling interest, net of tax	29,671	23,240

Income from discontinued operations, net of tax	—	75
Gain on sale of discontinued operations, net of tax	—	11,351

Net income	29,671	34,666

Net (income)/loss attributable to noncontrolling interest	50	(7)

Net income attributable to SYNNEX Corporation	$29,721	$34,659

Amounts attributable to SYNNEX Corporation:

Income from continuing operations, net of tax	$29,721	$23,249
Discontinued operations:
Income from discontinued operations, net of tax	—	59
Gain on sale of discontinued operations, net of tax	—	11,351

Net income attributable to SYNNEX Corporation	$29,721	$34,659

Earnings per share attributable to SYNNEX Corporation:
Basic :
Income from continuing operations	$0.83	$0.69
Discontinued operations	—	0.33

Net income per common share	$0.83	$1.02

Diluted :
Income from continuing operations	$0.80	$0.66
Discontinued operations	—	0.32

Net income per common share	$0.80	$0.98

Weighted-average common shares outstanding-basic	35,600	33,880

Weighted-average common shares outstanding-diluted	36,963	35,255

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	February 28, 2011	November 30, 2010
Assets
Current assets:
Cash and cash equivalents	$101,171	$88,038
Short-term investments	13,427	11,419
Accounts receivable, net	1,029,355	986,917
Receivable from vendors, net	139,254	132,409
Receivable from affiliates	1,199	5,080
Inventories	963,818	912,237
Current deferred tax assets	31,138	33,063
Other current assets	71,840	40,030

Total current assets	2,351,202	2,209,193

Property and equipment, net	110,817	91,995
Goodwill	167,210	139,580
Intangible assets, net	45,695	28,271
Deferred tax assets	2,209	605
Other assets	40,962	30,217

Total assets	$2,718,095	$2,499,861

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$303,502	$245,973
Accounts payable	923,140	896,401
Payable to affiliates	2,808	3,195
Accrued liabilities	164,710	166,861
Income taxes payable	2,346	1,578

Total current liabilities	1,396,506	1,314,008

Long-term borrowings	84,408	9,044
Convertible debt	132,476	131,289
Long-term liabilities	56,096	49,431
Deferred tax liabilities	3,246	3,262

Total liabilities	1,672,732	1,507,034

SYNNEX Corporation’s stockholders’ equity:
Preferred stock	—	—
Common stock	36	36
Additional paid-in capital	288,339	285,406
Accumulated other comprehensive income	38,979	28,035
Retained earnings	708,914	679,193

Total SYNNEX Corporation stockholders’ equity	1,036,268	992,670
Noncontrolling interest	9,095	157

Total equity	1,045,363	992,827

Total liabilities and equity	$2,718,095	$2,499,861